Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Names Hudson La Force
President and Chief Operating Officer

COLUMBIA, Md., Feb. 4, 2016 (GLOBE NEWSWIRE) -- W. R. Grace & Co. (NYSE:GRA) announced today that Hudson La Force has been named President and Chief Operating Officer effective immediately. Since 2008, La Force has served as Grace’s Senior Vice President and Chief Financial Officer.

In his new role, La Force is responsible for Grace’s Catalysts Technologies and Materials Technologies business segments and Grace’s global manufacturing and supply chain operations.

The company expects to announce the appointment of a Chief Financial Officer soon. Until then, La Force will continue to serve in this capacity.

Since La Force joined Grace in April 2008, the company has experienced significant improvement in profitability, cash flow, and return on invested capital. Gross margins increased eight percentage points, Adjusted EBITDA margins increased 11 percentage points, adjusted free cash flow increased nearly three times, and adjusted return on invested capital increased 11 percentage points.

Grace’s Chairman and Chief Executive Officer Fred Festa said, “Hudson has earned the deep respect of investors, customers, and employees. He has demonstrated everything our Board is looking for in a strategic leader to help us achieve our goals for growth and profitability.”

Prior to joining Grace, La Force served as Chief Operating Officer and Senior Counselor to the Secretary at the U.S. Department of Education and served as a member of the President's Management Council. Previously, he held business and financial leadership positions at Dell, Inc., where he served as a general manager for Dell in China, among other roles. He also held leadership roles at AlliedSignal, Inc. (now Honeywell) and Emerson Electric Co.
About Grace
Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments-Catalysts Technologies and Materials Technologies-provide innovative products, technologies, and services that enhance the products and processes of our customer partners around the world. Grace employs approximately 3,700 people in over 30 countries. More information about Grace is available at www.grace.com.

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